Form 27

Securities Act

MATERIAL CHANGE REPORT UNDER SECTION 75(2) OF THE ACT (ONTARIO)

[Section 118(1)(Alberta), Section 67(1)(B.C.) Section 81(2)(Nova Scotia) Section 84(1)(b)(Sask.-Form25)]

ITEM

1.

Reporting Issuer

CFM Corporation

460 Admiral Boulevard

Mississauga, Ontario

L5T 3A3

ITEM

2.

Date of Material Change

June 23, 2003

ITEM

3.

Press Release

A press release was issued in Mississauga, Ontario over CCNMatthews news wire service on June 23, 2003, a copy of which is attached hereto.

ITEM 4.

Summary of Material Change

See attached press release.

ITEM

5.

Full Description of Material Change

See attached press release.

ITEM 6.

Reliance on Section 75(3) of the Act (Ontario)

[118(2) (Alberta) 67(2)(B.C.) 81(3) (Nova Scotia) 84(2) (Saskatchewan)]

No reliance.

ITEM 7.

Omitted Information

None.

ITEM 8.

Senior Officer

Sonya Stark

Director, Legal Affairs, Investor Relations and Corporate Secretary

Telephone:  (905) 670-7777

ITEM 9.

Statement of Senior Officer

The foregoing accurately discloses the material change referred to herein.

Dated in the City of Mississauga, this 27th day of June 2003.

/s/ SONYA STARK

__________________________________

Sonya Stark

                        Director, Legal Affairs, Investor Relations and Corporate Secretary

460 Admiral Boulevard

Mississauga, Ontario, L5T 3A3

Tel: (905) 670-7777

Fax: (905) 670-7915

E-mail: cfm@cfmmajestic.com

Website:  www.cfmcorp.com

PRESS RELEASE

SYMBOL:  CFM-TSX

CFM CORPORATION

ANNOUNCES NEW PRESIDENT AND CHIEF OPERATING OFFICER

MISSISSAUGA, ONTARIO:  June 23, 2003 - CFM Corporation (“CFM” or the “Company”) announced today that it has hired Mr. Mark Proudfoot as President and Chief Operating Officer of the Company.  Mr. Proudfoot will join CFM on July 28, 2003.

Mr. Proudfoot was most recently Vice President of International Business Development of Emerson Electric Co. of St. Louis, MO, a global producer of consumer durables and industrial equipment with sales of US$13.8 billion annually.  In this role, Mr. Proudfoot oversaw Emerson’s substantial businesses in Canada, Latin America and Mexico with sales in excess of US$1billion.  Earlier he had been responsible for the expansion of Emerson’s business in Asia. Throughout his 23-year career at Emerson, Mr. Proudfoot has held a number of high level positions in the organization, including President of Liebert International, which produces precision air conditioning and power supplies in plants worldwide.  He was also President of Emerson Canada, where he was responsible for 20 different business units.

“We are very excited about Mark joining CFM”, said Colin Adamson, Chairman and Chief Executive Officer of CFM.  “Mark is an experienced executive who brings to CFM the discipline gained from operating in a best cost environment.  His varied background ranges from strategic planning and acquisitions to operating multiple plant businesses and opening low cost factories in developing markets.  These capabilities will enhance CFM’s existing management strengths as we continue to grow our business.”

CFM also announced today that Mr. Patrick Keane will be leaving his current position as Executive Vice President, Operations.  Mr. Keane will continue to serve on the Company’s Board of Directors and will continue to be available to the Company as an advisor in the future as the need arises.

* * * * *

This press release contains forward looking statements that involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Important factors that could affect these statements include, without limitation, general economic conditions, consumer confidence, the level of housing starts and demographics,CFM’s ability to develop new products, patent protection, weather and related customer buying patterns and manufacturing issues, industry capacity, product liability, availability of gas and gas prices, mass merchant consolidation, credit and collections, supply and cost of raw materials,  purchased  parts and personnel, costs of certain employee benefits, the inability to increase selling prices as costs increase,  competition, foreign currency fluctuations and government regulation.   These factors and other risks and uncertainties are discussed in detail in CFM's Annual Information Form dated February 10, 2003 and in the reports and disclosure documents filed by CFM with Canadian and U.S. securities regulatory authorities and commissions.  Statements made in this press release are made as of June 23, 2003 and CFM disclaims any intention or obligation to update or revise any statements made herein, whether as a result of new information, future events or otherwise.

CFM is a leading vertically integrated manufacturer of home products and related accessories in North America and the United Kingdom.  CFM designs, develops, manufactures and distributes a line of hearth and space heating products, barbecue and outdoor products and water and air purification products.  CFM maintains an ongoing program of research and development aimed at continually improving the quality, design, features and efficiency of its products.

FOR FURTHER INFORMATION CONTACT:

COLIN ADAMSON

DAVID WOOD

Chairman and Chief Executive Officer

Vice President and Chief Financial Officer

(905) 670-7777

(905) 670-7777